Exhibit 99.1

Press Release – Mifflintown, PA – October 31, 2014

Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended September 30, 2014 were $1,058,000 and $0.25, respectively, compared to $1,019,000 and $0.24, respectively, for the quarter ended September 30, 2013. These results represented a 3.8% increase in net income and an earnings per share increase of 4.2%. For the year-to-date, net income and earnings per share increased in 2014 as compared to 2013 by 3.0% and 2.8%, respectively.

Comparative earnings and key performance ratios for Juniata Valley Financial Corp. are presented in the table below, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS).

	Quarter Ended:		Year-to-Date through:
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	Results	Results	Results	Results
Net Income	$1,058,000	$1,019,000	$3,124,000	$3,034,000
ROA	0.89%	0.90%	0.89%	0.90%
ROE	8.31%	8.34%	8.23%	8.14%
EPS (basic and fully diluted)	$0.25	$0.24	$0.74	$0.72

During the third quarter of 2014, average earning assets increased by $23,323,000, or 5.7%, as compared to the third quarter of 2013, primarily as a result of the purchase of investment securities funded by the issuance of long-term debt. As a result, the investment portfolio was higher on average by $19,282,000, or 14.6%, during the third quarter of 2014 compared to the third quarter of 2013 and borrowings averaged $20,776,000 higher in the third quarter of 2014 compared to the third quarter of 2013. Loan balances during the third quarter of 2014, on average, exceeded average loan balances in the third quarter of 2013 by $4,457,000, or 1.6%; this increase was funded by increased borrowings, as average deposits decreased by $3,415,000. This combination of factors resulted in an increase in net interest income of $62,000 in the third quarter of 2014 as compared to the third quarter of 2013 despite a decrease in the net interest margin (which is net interest income expressed as a percentage of average interest-earning assets) from 3.55% to 3.41%.

Comparing results for the first nine months of 2014 to the results for the same period in 2013, net interest income was higher by 2.9% in the 2014 period and the net interest margin on a fully tax-equivalent basis, was five basis points lower, at 3.46% in the 2014 period.

Credit quality continued to improve in the third quarter of 2014, as certain non-performing and risk rated loans were addressed through liquidation of collateral or exits from relationships. As of September 30, 2014, non-performing loans as a percentage of average outstanding loans was 1.93%, improving from 2.23% on December 31, 2013 and from 2.82% one year ago on September 30, 2013. For the quarter ended September 30, 2014, the loan loss provision was $110,000, versus $100,000 for the third quarter of 2013.

Non-interest income was $1,093,000 in the third quarter of 2014 reflecting an increase of $70,000 over the $1,023,000 earned in the third quarter of 2013. Fees derived from loan activity, primarily fee income from the sale of title insurance, and fee income from trust and wealth management services provided increased revenues over the previous year’s third quarter. This increase was partially offset by slightly lower revenues from customer service fees and gains on the sales of loans.

For the first nine months of 2014, non-interest income was $3,183,000, 0.9% higher than for the first nine months of 2013. Significantly impacting non-interest income thus far in 2014 was a gain of $165,000 from death benefits related to bank-owned life insurance. Positive impacts of the death benefits and aforementioned trust fees helped to partially offset the continued reduction in fees and gains related to loans sold in the secondary market and reductions in customer service fees on deposit accounts.

Non-interest expense in the third quarter of 2014 was $3,338,000, essentially unchanged in comparison to the non-interest expense in the third quarter of 2013.

For the first nine months of 2014, non-interest expense increased by $361,000, or 3.7%, as compared to the first nine months of 2013. Amortization expense associated with the Bank’s investment in a low-income housing project was offset by the recording of the benefit of the tax credit from the project; this amortization expense first became applicable during the second quarter of 2013. Excluding the effect of this amortization expense, non-interest expense increased in the first nine months of 2014 by $292,000, or 3.1%, when compared to the same period one year ago. The increase was primarily due to increases in costs associated with foreclosure activity, facilities maintenance, utilities and employee compensation.

The tax provisions for each period discussed above reflected the application of the aforementioned low income housing tax credit. For the third quarter of 2014 the tax credit lowered the effective tax rate from 24.5% to 12.7%. In the third quarter of 2013, when earnings from tax exempt sources were lower, the effective tax rate was lowered from 22.8% to 5.6%. For the first nine months of 2014, the tax credit lowered the effective tax rate from 22.6% to 10.2% as compared to the same period in 2013, in which the tax credit lowered the effective tax rate from 23.8% to 13.1%.

Total assets of $482.7 million on September 30, 2014 represented an increase of 7.6% from December 31, 2013. Loans outstanding grew by 3.5% and investment securities by 19.0%, funded by a 1.7% increase in deposits in addition to issuance of long and short term debt.

Ms. Barber commented, “We are pleased to again report financially strong quarter results, posting an increase in earnings per share, and strong ROA and ROE ratios. Credit quality continues to improve and our loan portfolio is growing. Identity theft protection offered to all depositors in the third quarter evidences our commitment to deliver all layers of electronic services within the safety of appropriate and necessary safeguards. We will soon offer additional electronic services to both our consumer and business mobile banking users.”

On October 21, 2014, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on December 1, 2014 to shareholders of record on November 14, 2014.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.